AUTHORIZATION LETTER

January 11, 2006

Securities and Exchange

Commission
100 F Street, N.E.,
Washington, DC 20549

Attn:
Filing
Desk
To Whom It May Concern:

By means of this letter I
authorize
Chris Paterson, Glen Spence, Aaron Velli, Darren DeStefano,
Brian Leaf,
Patricia Lamm, and Paul Laurence or any of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange
Act of 1934, as amended, relating to transactions involving the stock or derivative securities of Patient Infosystems, Inc.
(the "Company").  Any of
these individuals is accordingly authorized to sign any Form 3, Form 4,
Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This
authorization shall remain
in effect until revoked in writing by me.


Yours truly,
/s/ Albert
Waxman
Albert Waxman